Contact:	Michael Kirshbaum	The Advisory Board Company
	Chief Financial Officer	2445 M Street, N.W.
	202.266.5876	Washington, D.C. 20037
	jacobsg@advisory.com	www.advisoryboardcompany.com

THE ADVISORY BOARD COMPANY REPORTS
FISCAL YEAR 2008 FOURTH QUARTER RESULTS

Company Reports Revenue of $57.9 Million and Member Renewal Rate of 90%;
Increases Share Repurchase Program by $100MM;
Announces Executive Promotions, Acquisition and Launch of New Research Program

WASHINGTON, D.C. — (May 8, 2008) — The Advisory Board Company (NASDAQ: ABCO) today announced financial results for the fourth quarter of its fiscal year ending March 31, 2008. Revenue for the quarter increased 15.2% to $57.9 million, from $50.3 million in the fourth quarter of fiscal 2007. Net income was $8.5 million, or $0.47 per diluted share, compared to $7.2 million, or $0.38 per diluted share, for the same period a year ago. For the year ended March 31, 2008, revenue increased 15.3% to $219.0 million, from $189.8 million for the year ended March 31, 2007. Net income for the year was $32.1 million, or $1.72 per diluted share, compared to $27.4 million, or $1.41 per diluted share in the same period a year ago. Contract value grew 15.3% to $230.8 million as of March 31, 2008, up from $200.1 million as of March 31, 2007.

The Company’s member renewal rate for fiscal 2008 was 90% versus 89% last fiscal year. As of the end of the fiscal year, the Company’s membership base increased 4% to 2,761 institutions, with average contract value per member institution growing to $83,595 from $75,166 at the same time last year.

Frank Williams, Chairman and Chief Executive Officer of The Advisory Board Company commented, “We are quite pleased with our results for the quarter and for the fiscal year. In FY 2008, we grew revenue by 15.3% and EPS by 22.0%, in line with our expectations. Our growth has been driven by success in four key areas: the addition of new member institutions, price increases, cross-selling, and new program launches. We feel right on track with our long-term growth plan as our recent new program launches have been consistently above expectations over the last several quarters.”

“We are also particularly proud of this year’s member renewal performance. For FY 2008, we had a renewal rate of 90%, one of the highest in our history and a key indicator of product quality and member satisfaction. This year’s strong renewal performance stands as a critical factor in solidifying our platform for the future and indicates that our on-point research agendas, proven best practices, and continued commitment to enhancing impact are creating strong demand for our programs in the marketplace.”

Mr. Williams added, “I am also pleased to announce the launch of our newest membership program, the Emergency Department Performance Program. Rooted in research feedback from member Emergency Department Directors, the program offers a comprehensive approach to improving the operational and financial performance of the emergency department. This highly complex department plays a critical role in every health system, accounting for over 40% of inpatient admissions and a significant portion of direct hospital contribution profit. Our research s shows, however, that the typical hospital is losing over $1.6 million per year due to operational issues in the ED that result in inefficient patient throughput, poor charge capture, and lost revenue due to patients leaving without being seen. Through best practice research and a robust, web-based analytical tool, the Emergency Department Performance Program aims to address these issues and hardwire optimum performance in ED management by improving the ability of ED directors to surface problems and make more strategic and informed decisions at the front-line. As always, this program has benefited from the advice and guidance of a stellar group of charter members, including Spectrum Health Hospitals, Providence Hospital, O’Connor Hospital, Medical Center of Central Georgia and West Jefferson Medical Center. We are very excited about its potential.”

Share Repurchase Authorization Increased by $100 Million

During the three months ended March 31, 2008, the Company repurchased 821,680 shares of its common stock at a total cost of approximately $46.7 million. To date, the Company has repurchased 5,134,307 shares of its common stock at a total cost of approximately $242.5 million.

The Company also announced that its Board of Directors authorized an increase in its share repurchase program of up to an additional $100 million of the Company’s common stock, bringing the total amount authorized to be spent under the program to $350 million since its inception. Repurchases will continue to be made from time to time in open market and privately negotiated transactions subject to market and other conditions. No minimum number of shares has been fixed, and the share repurchase authorization does not have an expiration date. The Company will fund its share repurchases with cash on hand and cash generated from operations. At March 31, 2008, the Company had approximately $150.1 million in cash and marketable securities and no debt.

Executive Promotions: EVP Robert Musslewhite to Become CEO and COO David Felsenthal to be Promoted to President on September 1, 2008; Frank Williams to Remain as Executive Chairman

The Advisory Board Company also announced today that Executive Vice President Robert W. Musslewhite will become Chief Executive Officer, and Chief Operating Officer David L. Felsenthal will be promoted to President, effective September 1, 2008. Frank J. Williams, currently Chairman and CEO, will remain as Executive Chairman.

Now in his fifth year with the Advisory Board, Mr. Musslewhite previously ran the Company’s growth strategy and new product development group before taking broad responsibility over program operations, account management, and sales and marketing for a significant portfolio of the Company’s membership programs. Mr. Felsenthal previously served as an Executive Vice President and the Company’s Chief Financial Officer for more than five years before becoming Chief Operating Officer last year.

Mr. Williams commented, “We’re all excited for Robert and David and for the opportunities for the Advisory Board under their leadership. Across his tenure, Robert has been instrumental in developing and driving our growth strategy, enhancing key product offerings, and positioning us to leverage our unique role as trusted advisor to the health care industry. Robert’s natural leadership, deep knowledge of the business, and keen understanding of our members’ needs have earned him the admiration and respect of our employees, members and shareholders. His mastery of all aspects of the business, his vision for the future and his commitment to our mission make him uniquely prepared to lead the firm across our next phase of growth. In addition, we are very fortunate to have David move into the President role. David’s contributions as CFO and COO have been tremendous, and this platform will provide him new opportunities for building on his and the Company’s exceptional track record. For my part, I look forward to serving as Executive Chairman and continuing a strong partnership forged with Robert, David, and the entire management team to enhance our impact, continue our growth and serve our key constituencies across the coming years.”

Mr. Musslewhite commented, “I’m very excited by the chance to step into the CEO role and by the firm’s future prospects. With the Advisory Board’s critical industry relationships, $2 billion current cross-sell opportunity, world-class leadership team, and established track record, we are uniquely well-positioned to build value for our members, our shareholders, and our employees. I have tremendous appreciation for our extraordinary talent base, the strength of our business model, and the power of our mission. It is an honor to lead an organization with this unparalleled set of assets, and I look forward to working closely with Frank, David, and the management team to build on this platform as the Advisory Board enters its next phase of growth and success.”

Acquisition of Crimson

The Company also announced that it has entered into an agreement to acquire Crimson, a boutique provider of data, analytics and business intelligence software to hospitals, health systems, and physician clinics. Crimson’s platform aggregates data and applies sophisticated algorithms to help providers elevate performance on quality and cost of care outcomes. Under the terms of the agreement, the initial purchase price of approximately $23 million will be increased if certain financial thresholds are achieved before March 31, 2010. Any additional payments would be recorded as a purchase price adjustment.

Mr. Williams commented, “We are thrilled to join forces with Crimson to help our members improve clinical resource utilization and outcomes in a healthcare market that is increasingly focused on value-based purchasing, pay-for-performance, and enhanced physician management. Given the importance of these issues to our membership, we are excited to have the opportunity to link our best practice research and process insights to the Crimson analytics platform in order to elevate physician performance. Further, the Crimson platform stands as a strong complement to our existing portfolio of programs anchored by analytical tools and also creates a powerful national dataset for member benchmarking and future research endeavors. Crimson’s base of satisfied members includes Memorial Hermann Healthcare System, Baylor Health Care System, Scott & White Hospital, Singing River Hospital System and Mission Hospitals and is a testament to the exceptional quality of their work.”

Crimson’s CEO and co-founder Michael Kadyan added, “I look forward to working as part of the Advisory Board team to continue to build a powerful program offering in the clinical terrain for hospitals and physician organizations. I am enthusiastic about the large market opportunity ahead of us and am confident that the Advisory Board’s deep knowledgebase of best practices and network of over 2,700 members will enhance the impact of Crimson’s proprietary tools and analytical capabilities.”

Mr. Williams concluded, “We are also looking forward to welcoming a very strong Crimson team to our ranks, and are excited about the deep expertise and unique skill-set they bring to the Company.”

The Company expects to close on the transaction within 30 days. A more detailed overview of Crimson can be found at http://www.crimsonservices.com.

Outlook for the Remainder of Calendar Year 2008

The Company announced revenue guidance for the June quarter of approximately $56.7 million to $57.7 million, and reiterated its full year calendar year 2008 revenue guidance of approximately $243.0 million. The Company expects earnings per diluted share of $0.34 for the June quarter. For calendar year 2008 the Company is revising its full year earnings per diluted share guidance to $1.77, reflecting the near-term dilution of the Crimson acquisition, offset slightly by stronger than expected results in the March quarter. Included in the earnings per diluted share estimates is approximately $0.45 to $0.48 of share-based compensation and related expense for the full calendar year.

Web and Conference Call Information

The Company will hold an investor conference call to discuss its fourth quarter performance this evening, May 8, 2008, at 6:00 p.m. Eastern Standard Time. The conference call will be available via live web cast on the Company’s web site at www.advisoryboardcompany.com in the section entitled “Investor Information” found under the tab “About Us.” To participate by telephone, the dial-in number is 800.561.2693 and the access code is 90660131. Investors are advised to dial-in at least five minutes prior to the call to register. The web cast will be archived for seven days: from 8:00 p.m. Thursday, May 8, until 8:00 p.m. Thursday, May 15, 2008.

About The Advisory Board Company

The Advisory Board Company provides best practices research and analysis primarily to the health care industry, focusing on business strategy, operations and general management issues. The Company provides best practices and research through discrete programs to a membership of more than 2,700 hospitals, health systems, pharmaceutical and biotech companies, health care insurers, medical device companies, and universities in the United States. Each program typically charges a fixed annual fee and provides members with such services as best practice research reports, executive education, on-line analytical tools, and other supporting research services.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on information available to the Company as of March 8, 2008, the date of this news release, as well as the Company’s current projections, forecasts and assumptions, and involve risks and uncertainties. You are hereby cautioned that these statements may be affected by certain factors, including those set forth below. Consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, the dependence on renewal of membership-based services, dependence on key personnel, the need to attract and retain qualified personnel, management of growth, new product development, competition, risks associated with anticipating market trends, industry consolidation, variability of quarterly operating results, possible volatility in the Company’s stock price, the impact on our financials associated with some of our newer programs that are more dependent upon technology, share-based compensation expense under SFAS No. 123R including the effect of the amount, type and timing of future stock-based compensation grants, and various factors related to income and other taxes, including whether the District of Columbia withdraws the Company’s status as a Qualified High-Tech Company, as well as those risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and also disclosed from time to time in its subsequent reports on Form 10-Q and Form 8-K, which are available on the Company’s website at www.advisoryboardcompany.com in the “Investor Relations” section and at the SEC’s website at www.sec.gov. Additional information will also be set forth in the Company’s report on Form 10-K for the fiscal year ended March 31, 2008, which will be filed with the SEC in May 2008.

Accordingly, readers are cautioned not to place undue reliance on forward-looking statements made in this news release, which speak only as of the date of this news release, and the Company does not undertake to update these statements, whether as a result of circumstances or events that arise after the date they are made, new information, or otherwise.

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	THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	AND OTHER OPERATING STATISTICS
	(In thousands, except per share data)
	Three Months Ended		Selected	Twelve Months Ended		Selected
	March 31,		Growth	March 31,		Growth
	2008	2007	Rates	2008	2007	Rates
Statements of Operations
Revenue	$57,926	$50,300	15.2%	$218,971	$189,843	15.3%

Cost of services (1)	27,516	24,305		102,291	90,129
Member relations and marketing (1)	12,236	10,396		45,890	40,204
General and administrative (1)	5,812	5,800		25,269	22,815
Depreciation	991	613		3,589	2,070
Income from operations	11,371	9,186	23.8%	41,932	34,625	21.1%
Interest income	1,422	1,674		6,142	6,819
Income before
provision for income
taxes	12,793	10,860	17.8%	48,074	41,444	16.0%
Provision for income taxes	(4,260)	(3,682)		(16,012)	(14,049)
Net income	$8,533	$7,178	18.9%	$32,062	$27,395	17.0%

Earnings per share
Basic	$0.48	$0.39		$1.78	$1.46
Diluted	$0.47	$0.38	23.7%	$1.72	$1.41	22.0%
Weighted average common shares outstanding
Basic	17,704	18,399		17,999	18,714
Diluted	18,308	19,124		18,635	19,448
Contract Value (at end of period)	$230,806	$200,094	15.3%
Percentages of Revenues
Cost of services (1)	47.5%	48.3%		46.7%	47.5%
Member relations and marketing (1)	21.1%	20.7%		21.0%	21.2%
General and administrative (1)	10.0%	11.5%		11.5%	12.0%
Depreciation and loss on disposal of
assets	1.7%	1.2%		1.6%	1.1%
Income from operations	19.6%	18.3%		19.1%	18.2%
Net income	14.7%	14.3%		14.6%	14.4%

(1)	Effective April 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R), which provides the accounting rules for share-based compensation. During the three and twelve months ended March 31, 2008, the Company recognized approximately $0.9 million and $4.8 million in cost of services, approximately $0.5 million and $2.7 million in member relations and marketing, and approximately $0.9 million and $5.6 million in general and administrative expense for share-based compensation related to the adoption of SFAS No. 123R and in employer taxes associated with the exercise of employee stock options. During the three and twelve months ended March 31, 2007, the Company recognized approximately $1.1 million and $4.3 million in cost of services, approximately $0.7 million and $2.8 million in member relations and marketing, and approximately $1.2 million and $5.3 million in general and administrative expense for share-based compensation related to the adoption of SFAS No. 123R and in employer taxes associated with the exercise of employee stock options. The Company has recorded all these expenses in the same line items as other compensation paid to the relevant categories of employees.

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)
	March 31,	March 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,907	$13,195
Marketable securities	8,085	12,718
Membership fees receivable, net	81,538	57,671
Prepaid expenses and other current assets	4,180	3,123
Deferred income taxes	17,872	21,673
Total current assets	129,582	108,380
Fixed assets, net	22,897	17,421
Intangible assets, net	1,248	1,011
Goodwill	5,426	5,426
Deferred incentive compensation and other charges	21,888	13,857
Deferred income taxes, net of current portion	—	6,629
Marketable securities	124,073	133,450
Total assets	$305,114	$286,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenues	$134,465	$114,069
Accounts payable and accrued liabilities	26,994	18,721
Accrued incentive compensation	10,032	10,608
Total current liabilities	171,491	143,398
Long-term deferred revenues	9,682	2,925
Other long-term liabilities	1,412	1,387
Total liabilities	182,585	147,710

Stockholders’ equity:
Common stock	215	208
Additional paid-in capital	217,170	181,380
Retained earnings	113,024	80,962
Accumulated elements of comprehensive income	1,540	(1,156)
Treasury stock	(209,420)	(122,930)
Total stockholders’ equity	122,529	138,464

Total liabilities and stockholders’ equity	$305,114	$286,174

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Twelve Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$32,062	$27,395
Adjustments to reconcile net income to net cash provided by
operating activities :
Depreciation	3,598	2,070
Amortization of intangible assets	254	200
Deferred income taxes	14,903	12,938
Excess tax benefits from share-based payments	(5,940)	(6,937)
Share-based compensation expense	12,563	12,000
Amortization of marketable securities premiums	957	938
Changes in operating assets and liabilities:
Member fees receivable	(23,867)	(20,849)
Prepaid expenses and other current assets	(1,057)	(50)
Deferred incentive compensation and other charges	(8,031)	(2,402)
Deferred revenues	27,153	17,725
Accounts payable and accrued liabilities	8,273	4,174
Accrued incentive compensation	(576)	2,264
Other long-term liabilities	25	751

Net cash flows provided by operating activities	60,317	50,217

Cash flows from investing activities:
Purchases of property and equipment	(9,065)	(9,816)
Capitalized software development costs	(491)	(431)
Cash paid for acquisition, net of cash acquired	—	(895)
Redemption of marketable securities	91,805	20,000
Purchases of marketable securities	(74,598)	(18,000)
Net cash flows provided by (used in) investing activities	7,651	(9,142)

Cash flows from financing activities:
Proceeds on issuance of stock from exercise of stock options	16,847	9,925
Proceeds on issuance of stock under employee stock purchase plan	447	442
Excess tax benefits from share-based compensation arrangements	5,940	6,937
Purchases of treasury stock	(86,490)	(66,862)
Net cash flows used in financing activities	(63,256)	(49,558)

Net increase (decrease) in cash and cash equivalents	4,712	(8,483)
Cash and cash equivalents, beginning of period	13,195	21,678
Cash and cash equivalents, end of period	$17,907	$13,195